EXHIBIT 10.51

LICENSE AGREEMENT

BETWEEN:
THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with its administrative offices at 2075 Wesbrook Mall, Vancouver, British Columbia, V6T 1W5
("UBC")
AND:

GLOBAL HYDROFUEL TECHNOLOGIES INC., a corporation incorporated under the laws of the Province of British Columbia, with a registered office at 1750 - 750 West Pender Street, Vancouver, British Columbia, V6C 2T8

(the "Licensee")
WHEREAS:

A. UBC has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to methods of generating hydrogen from water, which research was undertaken by Dr. A.C.D. Chakiader ("Chaklader") with contributions by Dr. Tom Troczynski ("Troczynski") in the Department of Metals and Materials at UBC (collectively, the "Investigators");

B. It is UBC's objective to exploit its technology for the public benefit, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution;

C. Chaklader is a Emeritus Professor at UBC and is no longer an employee of UBC; and

D. The Licensee and UBC have agreed to enter into this license on the terms and conditions set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.0DEFINITIONS:

1.1 In this Agreement:

(a)	"Accounting" means an accounting statement setting out in detail how the amount of Revenue was determined;

(b)
"Affiliated Company' or "Affiliated Companies" means two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) or more of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

(c)	"Confidential Information" means all information, regardless of its form:

(i)
designated by UBC as confidential, whether orally or in writing, including without limitation all information related to the Technology (including all derived analyses and conclusions) and the terms and conditions of this Agreement; and

(ii)	disclosed by UBC to the Licensee, whether before or after the Start Date, or

(iii)	disclosed by the Licensee to UBC and which is clearly identified in writing as "Confidential" either at the time of disclosure or within thirty (30) days thereafter,

• except that "Confidential Information" does not include information:

(iv)
possessed by the recipient (the "Recipient") prior to receipt from the disclosing party (the "Discloser"), other than through prior confidential disclosure by the Discloser, as evidenced by the Recipient's business records;

(v)	published or available to the general public otherwise than through a breach of this Agreement;

(vi)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser in respect of the same; or

(vii)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser's information as evidenced by the Recipient's business records;

(d) "Effective Termination Date" the date on which this Agreement is terminated under Article 18;

(e) "First Use of the Technology" means the earlier of either:

(i)	the first use by a third party of the Technology or any Improvement, including the delivery to a third party or use by a third party of a prototype which uses the Technology or Improvements, or

(ii)	the first sale of a Product,

in exchange for valuable consideration;

(f) "Improvements" collectively UBC Improvements and Licensee Improvements;

(g) "Improvement Revenue": all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee (but not including any Improvement Sublicensing Revenue) from the marketing, manufacturing, sale or distribution of the Licensee Improvements;

(h)
"Improvement Sublicensing Revenue": all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee from any sublicensees pursuant to each sublicense or sub-sublicense relating to the Licensee Improvements or any products manufactured or provided in connection with the use of all or some of the Licensee Improvements. For greater clarity, it is confirmed that Improvement Sublicensing Revenue will include all:

(i)	milestone payments, royalties, license fees, distribution rights; and

(ii)	research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by the Licensee pursuant to a written research plan and agreement,

received by the Licensee or any sublicensee from any sublicensee or sub-sublicensee relating to the Licensee Improvements;

(i)
"Licensee Improvements" means improvements, variations, updates, modifications and enhancements made and/or acquired by the Licensee which relate to the Technology and which can not be practised without infringing those patents set out in Schedule "A" at any time after the Start Date;

(j)
"Licensee Technology Revenue": all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee (but not including any Licensee Technology Sublicensing Revenue) from the marketing, manufacturing, sale or distribution of Licensee Technology;

(k)
"Licensee Technology Sublicensing Revenue": all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee from any sublicensees pursuant to each sublicense or sub-sublicense relating to the Licensee Technology or any products manufactured or provided in connection with the use of all -or some of the Licensee Technology. For greater clarity, it is confirmed that Improvement Licensee Technology Sublicensing Revenue will include all:

(i)	milestone payments, royalties, license fees, distribution rights; and

(ii)	research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by the Licensee pursuant to a written research plan and agreement,

received by the Licensee or any sublicensee from any sublicensee or sub-sublicensee relating to the Licensee Technology;

(l)
"Licensee Technology": means any technology which is invented, discovered, licensed or acquired by the Licensee and which does not relate directly or indirectly to the Technology or Improvements and which can be practised without infringing those patents set out on Schedule "A";

(m)	"Post Termination Period":means the period of two (2) years commencing upon exercise of the Licensee's right to acquire the Technology and UBC Improvements pursuant to Article 14.3;

(n)	"Product(s)" means goods or services manufactured or provided in connection with the use of all or some of the Technology and/or any UBC Improvements;

(o)
"Revenue": all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee (but not including any Sublicensing Revenue) from the marketing, manufacturing, sale or distribution of the Technology and any UBC Improvements, and/or any Products, less direct sales taxes and customs duties applied on the sales of Products;

(p)	"Royalty Due Dates": the last working day of March, June, September and December of each year during the term of this Agreement;

(q)	"Start Date" means February 3 , 2003;

(r)
"Sublicensing Revenue": all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee from any sublicensees pursuant to each sublicense or sub-sublicense agreement relating to the Technology and any UBC Improvements, and/or any Products. For greater clarity, it is confirmed that Sublicensing Revenue will include all:

(i)	milestone payments, royalties, license fees, distribution rights; and

(ii)	research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by the Licensee pursuant to a written research plan and agreement,

received by the Licensee or any sublicensee from any sublicensee or sub-sublicensee relating to the Technology, Improvements or any Products;

(s)
"Technology": all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, before the Start Date by UBC relating to, and including, the technology described in Schedule "A" of this Agreement, as amended from time to time, including, without limitation all related research, data, specifications, instructions, manuals, papers or other related materials of any nature at all, whether written or otherwise, and UBC's Confidential Information;

(t)	"UBC Improvements" means improvements, variations, updates, modifications and enhancements made and/or acquired by UBC directly relating to the Technology at any time after the Start Date; and

(u)	"UBC Trade-marks": any mark, trade-mark, service mark, logo, insignia, seal, design, symbol or device used by UBC in any manner at all.

2.0PROPERTY RIGHTS IN AND TO THE TECHNOLOGY:

2.1 The Licensee acknowledges and agrees that UBC owns all right, title and interest in and to the Technology and all UBC Improvements. UBC agrees that the Licensee shall own all right, title and interest in and to the Licensee Improvements and Licensee Technology, subject to the provisions of Article 5.

2.2 The Licensee will, at the request of UBC, sign all documents as may be required to ensure that ownership of the Technology and any UBC Improvements remain with UBC.

2.3 On the last working day of June and December of each year during the term of this Agreement, the Licensee will give notice to UBC of the details of all improvements which the Licensee and any sublicensees of the Licensee have developed and/or acquired during the previous six (6) month period.

3.0 GRANT OF LICENSE:

3.1 Subject to Article 3.4, UBC grants to the Licensee an exclusive world-wide license to use and sublicense the Technology and any UBC Improvements and to manufacture, distribute, and sell the Products on the terms and conditions set out in this Agreement.

3.2 The license granted under this Agreement is granted only to the Licensee and not to any Affiliated Companies.

3.3 The Licensee will not cross-license the Technology or any Improvements without the prior written consent of UBC.

3.4 The Licensee acknowledges and agrees that UBC may use the Technology and any Improvements without charge in any manner at all for research, scholarly publication, educational and all other non-commercial uses.

3.5 UBC will register a financing statement regarding this Agreement under the Personal Property Security Act of British Columbia, the Uniform Commercial Code (U.S.) and/or under similar legislation in those jurisdictions in which the Licensee carries on business and/or has its chief place of business. The Licensee will pay the sum of $500.00 on account of the costs associated with such registrations.

3.6 The Licensee will give notice to UBC if it is carrying on business and/or locates its chief place of business in a jurisdiction outside British Columbia before starting business in that other jurisdiction. If UBC has registered a financing statement under Article 3.5 and provides the Licensee with notice of same, the Licensee will file within fifteen (15) days of any change in jurisdiction, the appropriate documents in the Personal Property Registries or similar registries outside of British Columbia to document the change in jurisdiction and will provide UBC a copy of the verification statement regarding each filing within fifteen (15) days after receiving the verification statement. The Licensee will pay for all costs associated with the registrations under this Article 3.6.

4.0 SUBLICENSING:

 4.1 The Licensee will not grant sublicenses of the Technology and any UBC Improvements to Affiliated Companies or other third parties without the prior written consent of UBC, which consent will not be unreasonably withheld. After obtaining UBC's consent, the

Licensee will provide UBC with a copy of the proposed sublicense prior to being signed by all parties to the sublicense, which UBC acknowledges shall constitute Confidential Information.

 4.2 Any sublicense granted by the Licensee will be granted only to the sublicensee and cannot be assigned. All sublicenses and sub-sublicenses must contain covenants by each sublicensee and sub-sublicensee to observe and perform terms and conditions similar to those contained in this Agreement respecting the indemnification of UBC, insurance, the treatment of Confidential Information, and the handling of complaints regarding the alleged infringement of third party rights.

 4.3 Before executing a sublicense, the Licensee will give notice to UBC of the jurisdictions in which the sublicensee is carrying on business. If the Licensee, during the term of the sublicense, becomes aware of the sublicensee carrying on business in another jurisdiction, then the Licensee will give notice to UBC within five (5) days. If UBC has registered a financing statement under Article 3.5, the Licensee will, immediately after executing the sublicense, register a financing change statement under the Personal Property Security Act of British Columbia, the Uniform Commercial Code (U.S.) and/or any similar legislation in those jurisdictions in which each sublicensee carries on business and has its chief place of business to add each sublicensee to the registration referred to in Article 3.5, and will provide UBC with a copy of the verification statement within fifteen (15) days after receiving the verification statement. If any sublicensee changes the jurisdiction within which it is carrying on business and/or the location of its chief place of business, the Licensee will file the appropriate documents in the Personal Property Registries or similar registries within or outside of Canada to document the changes in jurisdiction. The Licensee will pay for all costs associated with the filings under this Article 4.3.
 4.4 If any sublicense of the Licensee is in material breach of its sublicense with the Licensee and such breach is not cured within sixty (60) days of Licensee's receipt of notice from UBC of same, then Licensee shall terminate any such sublicense.

5.0 ROYALTIES. EQUITY AND LICENSE FEE:

5.1 In consideration of the license granted under this Agreement, the Licensee will pay to UBC:

(a) a royalty of 1.5% of the Revenue; and

(b) a royalty of 10% of the Sublicensing Revenue.

5.2 In consideration of the license granted under this Agreement, the Licensee will pay to UBC:

(a) a royalty of 0.75% of the Improvement Revenue; and

(b) a royalty of 5% of the Improvement Sublicensing Revenue.

5.3 In consideration of the license granted under this Agreement, the Licensee will pay to UBC:

(a) a royalty of 0.25% of the Licensee Technology Revenue; and

(b) a royalty of 1.67% of the Licensee Technology Sublicensing Revenue.

 5.4 In the event that the Licensee uses the Technology and/or UBC Improvements in combination with either the Licensee Improvements or the Licensee Technology (the "Combined Technology"), the Licensee shall pay to UBC a royalty comprised of:

(a) Technology and/or UBC Improvements, Licensee Improvements, and Licensee Technology:

(i) 0.83% of Revenue, and

(ii) 5.56% of Sublicensing Revenue.

(b) Technology and/or UBC Improvements and Licensee Technology:

(i) 0.88% of Revenue, and

(ii) 6.25% of Sublicensing Revenue.

(c) Licensee Improvements and Licensee Technology:

(i) 0.5% of Revenue. and

(ii) 3.34% of Sublicensing Revenue.

(d) Technology and/or UBC Improvements and Licensee Improvements:

(i) 1.13% of Revenue, and

(ii) 7.5% of Sublicensing Revenue.

5.5 The royalty is due and payable within thirty (30) days of each respective Royalty Due Date and is to be calculated with respect to the Revenue and the Sublicensing Revenue in the three (3) month period immediately before the applicable Royalty Due Date.

5.6 All royalties paid by the Licensee to UBC under this Agreement will be in Canadian dollars without any reduction or deduction of any nature or kind at all. If the Licensee receives any Revenue or Sublicensing Revenue in a currency other than Canadian dollars, the currency will be converted to the equivalent in Canadian dollars on the date that any amount is payable to UBC, at the rate of exchange set by the Bank of Montreal for buying that currency. The amount of Canadian dollars resulting from the conversion is to be included in Revenue or Sublicensing Revenue.

5.7 Products are to be deemed to have been sold by the Licensee and included in the Revenue when the consideration for the same has been received. The Licensee is deemed to receive Sublicensing Revenue when the consideration has been received.

5.8 Any transaction, disposition, or other dealing involving all or part of the Technology or any Improvements or Products, between the Licensee and another person that is not made at fair market value is deemed to have been made at fair market value, and the fair 'market value of the transaction, disposition, or other dealing will be added to and deemed part of the Revenue or the Sublicensing Revenue, as the case may be, and will be included in the calculation of royalties under this Agreement.

5.9 For a period of eight (8) years from the Start Date of this Agreement, the Licensee shall have the right to prepay all royalties due and payable to UBC pursuant to Articles

5.1, 5.2, 5.3 and 5.4 of this Agreement by paying the sum of $7,500,000.00 less all royalties paid by the Licensee to UBC from the Start Date to the date of such prepayment (the "Prepayment Amount"). Upon receipt by UBC of the Prepayment Amount, all royalties due pursuant to Articles 5.1, 5.2, 5.3 and 5.4 of this License shall be deemed to be fully paid for the balance of the term of this Agreement.

5.10 Equity

(a)
As part of the consideration of the rights granted by UBC to the Licensee hereunder, the Licensee shall deliver forthwith on execution of this Agreement to UBC the number of common voting shares equal to at least eight percent (8%) of the total shares in the capital of the Licensee (the "Shared') issued and outstanding as of the date of execution of this Agreement calculated on the basis that all share rights of conversion or of options or warrants have been exercised so that UBC would have eight percent (8%) on a fully diluted basis, of the equity of the Licensee so calculated.

(b)
The Licensee represents that the Shares have a nominal value as of the date of this License Agreement and the Licensee further agrees that UBC will be transferring a total of fifty percent (50%) of the Shares to the Investigators (the "Investigators' Shares") and that it shall undertake such resolutions and record such transfer as are reasonably required to effect such transfer of shares. UBC will retain fifty percent (50%) of the Shares (the "UBC Shares").

5.11 Subject only to Article 5.12, UBC and the Investigators' percentage interest in the common share capital of the Licensee shall not be diluted by the issuance of additional shares or new classes of shares to less than four percent (4%) with respect to the UBC Shares and four percent (4%) with respect to the Investigators' Shares. Subject to Article 5.12, if at any time subsequent to the execution of this Agreement the Licensee issues shares to any person, corporation or other entity, the Licensee shall forthwith issue to UBC and the Investigator, at a price of $0.001 per share, the number of common shares required to keep UBC and the Investigators' Shares total percentage of the outstanding share capital of the Licensee at four percent (4%) with respect to the UBC Shares and four percent (4%) with respect to the Investigators' Shares after the issuance of any new shares.

5.12 The obligation of the Licensee to deliver additional shares to UBC and the Investigators under Article 5.11 shall terminate after the Licensee has received a total of more than $400,000.00 in equity financing for the purchase of its shares subsequent to the date of this Agreement. For greater certainty it is confirmed that UBC and the Investigators shall be entitled to receive additional shares in accordance with Article 5.11 in connection with any equity financings undertaken by the Licensee up to and including any equity financing resulting in the achievement by the Licensee of the $400,000.00 threshold. Notwithstanding the foregoing, the Licensee agrees that UBC and the Investigators' percentage interest in the common share capital of the Licensee shall not be diluted to less than fifty percent (50%) of their original shareholdings up to the date on which the Licensee has raised a total of $2,000,000.00 equity investment into the Licensee subsequent to the date of this Agreement. In the event the UBC Shares and the Investigators' Shares are diluted beyond that permitted by this Article, the Licensee shall issue additional shares to UBC and the Investigators in the manner set out in Article 5.11. For greater certainty, it is confirmed that UBC and the Investigators shall be entitled to receive additional shares in accordance with Article 5.11 in connection with any equity financing undertaken by the Licensee up to and including any equity financing resulting in the achievement  by the Licensee of the $2,000,000.00 threshold if the result of such equity financing is that the UBC Share's and the Investigators' Shares are diluted to less than two percent (2%) each of the then issued and outstanding share capital of the Licensee. By way of example, if the Licensee raises $2,500,000.00 in its first equity financing then UBC and the Investigators will each be protected at the 4% threshold on the first $400,000.00, at the 2% threshold (50% of UBC and the Investigators' original shareholdings) on the next $1,600,000.00 and the remaining $500,000.00 will not be subject to Article 5.11 and this Article 5.12.

5.13 In consideration of entering into this Agreement and contributing the Technology and any Improvements to the Licensee, the Licensee shall issue to UBC and the Investigators the same class of shares in the capital of the Licensee that are issued by the Licensee to its founders (the "Founders' Shares") under the equivalent rights and restrictions attached to such shares. For clarity, the UBC Shares and the Investigators' Shares shall in all material respects have special rights and restrictions identical to the special rights and restrictions attached to the Founders' Shares whether such rights are attached to the Founders' Shares or are conferred under the terms of a shareholders' agreement.

5.14 Subject to compliance with applicable securities laws, the Licensee will use commercially reasonable efforts to cause all of the UBC Shares and the Investigators' Shares to be issued free from any pooling, escrow or other trading restrictions placed on such shares by the Licensee. The Licensee acknowledges and agrees that, subject to compliance with applicable securities laws, UBC shall have the right to transfer any or all of the UBC Shares to a company or society of which UBC is the sole shareholder in the case of a company or of which UBC controls the membership, in the case of a society and the Licensee shall take all steps or do such acts as may be reasonably required to allow such transfer.

5.15 The Licensee acknowledges and agrees that it will comply with all applicable laws and legislation with respect to the issuance and any transfer of the UBC Shares and the Investigators' Shares.

5.16 The UBC Shares and the Investigators' Shares shall be deemed to be fully paid for as of the date of issuance and shall be the absolute property of UBC and the Investigators, respectively. Subject to the terms of this Agreement, neither all nor any portion of the UBC Shares and the Investigators' Shares shall be refundable to the Licensee under any circumstances.

5.17 Until the Licensee becomes a reporting issuer for equity securities under the Securities Act of British Columbia, or under the applicable securities legislation in any other jurisdiction which has jurisdiction over the issuance of shares by the Licensee:

(a)
the Licensee shall provide to UBC within twenty (20) days after the last day of each quarter, financial statements, including a balance sheet and a statement of income as of the last date of each such quarter, a cumulative statement of income from the first day of the then current year to the last day of such quarter, and a cumulative cash flow analysis from the first day of the then current year to the last day of the then current year;

(b)
the Licensee shall provide to UBC within ninety (90) days after the end of each fiscal year of the Licensee, unaudited financial statements prepared pursuant to a review of engagement by the Licensee's accountants; and

(c)
the Licensee shall provide to UBC at least forty-five (45) days prior to the beginning of each fiscal year of the Licensee, an operating plan with monthly and quarterly financial breakdowns for such fiscal year.

 5.18 Any shareholders' agreement or other relevant transaction document entered into by the Licensee and its other shareholders, shall include an agreement between UBC and such other shareholders of the Licensee, that prevents such shareholders (each a "Selling Shareholder ") from selling any shares in the capital stock of the Licensee to any third party unless the UBC Shares are included at the option of UBC, in such sale, pro rata based on the total number of shares owned by the Selling Shareholder and UBC, and on the same terms and conditions as those offered to the Selling Shareholder. The same terms and conditions relating to the UBC Shares in connection with this Article 5.18 shall also apply with respect to the Investigators' Shares.

5.19UBC hereby grants to the Licensee an option to purchase a portion of the UBC Shares on the following terms and conditions:

(a)
subject to paragraph 5.19(d), the Licensee shall have an option to acquire eighty percent (80%) of the shares of the Licensee owned by UBC, which for greater certainty do not include the Investigators' Shares (the "Optioned Shares");

(b)
the option shall expire on the sooner of five (5) years from the date of this Agreement and three (3) years from the date on which the shares of the Licensee begin trading on a public stock exchange (the "Option Period");

(c)	the option price for the Optioned Shares shall be $3,200,000.00 (the 'Option Price");

(d)
during the Option Period, UBC has the right to give the Licensee notice (the "Sale Notice") of its intention to sell all or a portion of the Optioned Shares (the "Offered Shares") whereupon the Licensee shall have fourteen (14) days (the "Notice Period") to purchase such shares being offered for sale by UBC at a price calculated by dividing the Option Price by the number of Offered Shares. The Licensee shall pay fifty percent (50%) of the purchase price for the Offered Shares upon exercise of the option and the balance within ninety (90) days thereafter; and

(e)
If any of the Offered Shares remain unaccepted by the Licensee after the expiry of the Notice Period, then UBC shall have the option to sell all, but not less than all, of the Offered Shares to a third party provided that:

(i)	such sate is effected at a price which is not less than the price and on terms and conditions no more favourable (from a purchaser's perspective) than those set forth in the Sale Notice hereunder;

(ii)
UBC shall not sell any of the Offered Shares to a third party who is a competitor of the Licensee unless the Sale Notice originally delivered by UBC attached a detailed written offer from the competitor for the Offered Shares; and

(iii)	such sale is completed within a 90 day period following the expiry of the Notice Period (after which period has expired UBC must again comply with this Article 5.16 before selling any of the shares of the Licensee owned by UBC to any third party).

5.20 UBC agrees that it shall not sell more than ten percent (10%) of the UBC Shares in each of the two (2) years after the date on which the shares of the Licensee begin trading on a public stock exchange, without first complying with paragraph 5.19(d).

5.21 As part of the consideration for the rights granted by UBC to the Licensee hereunder, the Licensee agrees to pay to UBC as an initial license fee the sum of $5,000.00. The said sum shall be paid concurrently with the execution of this Agreement. Neither all nor any portion of the said sum shall be refundable to the Licensee under any circumstances.

5.22 UBC shall have the right to appoint an observer (the "Observer") who shall, subject to the Observer executing a confidentiality and non-disclosure agreement with the Licensee, receive notice of and be entitled to attend all meetings of the board of directors of the Licensee. The Observer shall be a person acceptable to the Licensee, acting reasonably. The right of UBC to appoint the Observer will terminate on the earlier of (i) the date that immediately precedes the date on which the shares of the Licensee begin trading on a public stock exchange, or (ii) the date that all right, title and interest in and to the Technology and Improvements has been assigned to the Licensee in accordance with Article 14.3, or (iii) the date UBC ceases to be a shareholder of the Licensee.

6.0 ANNUAL PAYMENTS:

6.1 The Licensee will pay to UBC, in addition to all other amounts due under this Agreement, an annual maintenance fee of $1,000.00 (the "Annual Maintenance Fee"). The Annual Maintenance Fee is payable on or before January 2nd of each year during the term of this Agreement, starting on January 2, 2004 and will not be refunded to the Licensee (in whole or in part) under any circumstances. This fee is distinct from any payments required under royalties.

7.0 PATENTS:

7.1 The Licensee may identify any process, use or products arising out of the Technology and any Improvements that may be patentable and UBC will, on the request of the Licensee, take reasonable steps to apply for a patent in the name of UBC provided that the Licensee pays all costs of applying for, registering and maintaining the patent in the jurisdictions in which the Licensee designates that a patent is required. Notwithstanding the foregoing, any significant patent costs shall require the prior written approval of the Licensee to be provided promptly. The Licensee will on UBC's request pay to UBC a reasonable payment as an advance against expected patent expenses. In the event the Licensee does not approve any proposed patent costs, UBC shall be under no obligation to incur such costs.

7.2 On the issuance of a patent obtained under Article 7.1, the Licensee becomes the licensee of the patent on the terms and conditions set out in this Agreement.

 7.3 Within thirty (30) days of presentation of receipts and/or invoices by UBC to the Licensee, the Licensee will reimburse UBC for the balance of all costs incurred to date regarding any patents or patent applications relating to the Technology and any Improvements licensed under this Agreement, subject to Article 7.1.

7.4 The Licensee will not contest the validity or scope of any patents relating to the Technology and any Improvements licensed under this Agreement.

7.5 The Licensee will ensure proper patent marking for all uses of the Technology and any Improvements licensed under this Agreement and will clearly mark the appropriate patent numbers on any Products made using the Technology and any Improvements.

8.0 DISCLAIMER OF WARRANTY:

8.1 UBC makes no representations, conditions or warranties, either express or implied, regarding the Technology or any Improvements or the Products. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Technology or any Improvements or the Products:

(a)	correspond with a particular description;

(b)	are of merchantable quality;

(c)	are fit for a particular purpose; or

(d)	are durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Licensee or other third parties suffer arising from any defect, error or fault of the Technology or any Improvements or Products, or their failure to perform, even if UBC has been advised of the possibility of the defect, error, fault or failure. The Licensee acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Technology and any Improvements and that the Licensee has had a third party complete a technical assessment of the Technology prior to executing this License.

8.2 Nothing in this Agreement:

(a)
constitutes a warranty or representation by UBC as to title to the Technology and/or any Improvement or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights; or

(b)
imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

 8.3 Notwithstanding Article 8.2, if there is an alleged infringement of the Technology or any improvements or any right with respect to the Technology or any Improvements, the Licensee may, on receiving the prior written consent of UBC (which will not be delayed or withheld unreasonably), prosecute litigation designed to enjoin infringers of the Technology or any Improvements. Provided that it has first granted its prior written consent, UBC agrees to reasonably co-operate to the extent of signing all necessary documents and to vest in the Licensee the right to institute the litigation, provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by the Licensee and in this case all recoveries are for the benefit of the Licensee.

8.4 If any complaint alleging infringement of any patent or other proprietary rights is made against the Licensee or a sublicensee of the Licensee regarding the use of the Technology or any Improvements or the manufacture, use or sale of the Products, the following procedure will be adopted:

(a)
the Licensee will promptly notify UBC on receipt of the complaint and will keep UBC fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a sublicensee;

(b)
except as provided in Article 8.4(d), all costs and expenses incurred by the Licensee or any sublicensee of the Licensee in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by the Licensee or any sublicensee of the Licensee, as the case may be;

(c)
no decision or action concerning or governing any final disposition of the complaint will be taken without full consultation with, and approval by, UBC. UBC will not unreasonably delay or withhold any such approval;

(d)
UBC may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such participation will be paid by UBC (subject to the possibility of recovery of some or all of the additional expenses from the complainant);

(e)
notwithstanding Article 8.2, if the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing and able to make or accept the offer and the other is not, then the unwilling party will conduct all further proceedings at its own expense, and is responsible for the full amount of any damages, costs, accounting of profits and settlement costs in excess of those provided in the offer, but is entitled to retain for itself the benefit of any litigated or settled result giving a lower payment of costs, damages, accounting of profits and settlement costs than that provided in the offer; and

(f)
the Licensee will pay all royalties payable under this Agreement to UBC in trust from the' date UBC receives notice of the complaint and until a resolution of the complaint has been finalized. If the complainant is successful, then the royalties paid to UBC in trust under this Article 8.4(f) will be returned to the Licensee, provided that the amount being returned to the Licensee is no more than the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint. If the complainant does not succeed, then UBC retains all royalties paid to it under this Article 8.4(f).

9.0 INDEMNITY AND LIMITATION OF LIABILITY:

9.1 The Licensee indemnifies, holds harmless and defends UBC, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the exercise of any rights under this Agreement, including without limitation against any damages or losses, consequential or otherwise, arising in any manner at all from or out of the use of the Technology or any Improvements or Products licensed under this Agreement by the Licensee, its sublicensees, sub-sublicensees or their customers or end-users.

9.2 Subject to Article 9.3, UBC's total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by UBC, its Board of Governors, officers, employees, faculty, students or agents, is limited to the amount of the initial license fee paid to UBC under Article 5.21.

9.3 The Licensee acknowledges and agrees that UBC will not be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

9.4 Notwithstanding the termination or expiry of this Agreement, the obligations set out in this Article 9 will survive and continue to bind the Licensee and its successors and assigns.

10.0 PUBLICATION AND CONFIDENTIALITY:

10.1 Each party will keep and use the other party's Confidential Information in confidence and will not, without the other party's prior written consent, disclose the other party's Confidential Information to any person or entity, except to the party's directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such party in performing its obligations and exercising its license rights under this Agreement. The Licensee will maintain an appropriate internal program limiting the distribution of UBC's Confidential Information to only those officers, employees, consultants and professional advisors who require such Confidential Information in performing the Licensee's obligations and exercising the Licensee's license rights under this Agreement and who have signed appropriate confidentiality and non-disclosure agreements. The Licensee shall mark all documentation and correspondence "Confidential", as directed by UBC from time to time.

10.2 Any party required by judicial or administrative process to disclose the other party's Confidential Information, will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

10.3 UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Technology and any Improvements, provided that with respect to the Confidential Information only, the Licensee is provided with copies of the proposed disclosure at least sixty (60) days before the presentation or publication date and does not, within thirty (30) days after delivery of the proposed disclosure, give notice to UBC indicating that it objectsto the proposed disclosure. Any objection to a proposed disclosure will specify the portions of the proposed disclosure considered objectionable (the "Objectionable Material"). On receiving notice from the Licensee that any proposed disclosure contains Objectionable Material, UBC and the Licensee agree to work together to revise the proposed disclosure to remove or alter the Objectionable Material in a manner acceptable to both the Licensee and UBC, in which case the Licensee will withdraw its objection. UBC is not restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. Any Objectionable Material will not be disclosed for six (6) months from the date UBC delivered the proposed disclosure to the Licensee. After six (6) months from the date UBC delivered the proposed disclosure to the Licensee, UBC is free to present and/or publish the proposed disclosure whether or not it contains Objectionable Material, unless any such proposed disclosure contains Confidential Information of the Licensee.

10.4 The Licensee requires of UBC, and to the extent permitted by law UBC agrees, that this Agreement, and each part of it, is confidential and will not be disclosed to third parties, as the Licensee claims that the disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee's competitive position and/or interfere with the Licensee's negotiations with prospective sublicensees. Notwithstanding anything contained in this Article 10, the parties acknowledge and agree that either party may identify the title of this Agreement, the parties to this Agreement and the names of the inventors of the Technology and any Improvements.

10.5Notwithstanding the termination or expiry of this Agreement, the obligations set out in this Article 10 survive and continue to bind the parties, their successors and assigns.

11.0 PRODUCTION AND MARKETING:

11.1 The Licensee will not use the UBC Trade-marks or make reference to UBC or its name in any advertising or publicity, without the prior written consent of UBC. Without limitation, the Licensee will not issue a press release regarding this Agreement or the Technology or any Improvements without first obtaining UBC's written approval. Notwithstanding the foregoing, if the Licensee is required by law to act in breach of the foregoing provisions, the Licensee will be permitted to do so but will make all reasonable efforts to provide UBC with sufficient prior notice to permit UBC to bring an application or other proceeding to contest the requirement.

11.2 The Licensee represents and warrants to UBC that it has the infrastructure, expertise and resources to:

(a)	develop and commercialize the Technology and any Improvements;

(b)	track and monitor on an ongoing basis performance under the terms of each sublicense entered into by the Licensee;

(c)	monitor on a world wide basis patent infringement regarding any patent relating to the Technology and any Improvements licensed under this Agreement; and

(d)	handle the Technology and any Improvements with care and without danger to the Licensee, its employees, agents, or the public.

11.3 The Licensee represents and warrants to UBC that it will, throughout the term of this Agreement use commercially reasonable efforts to promote, market and sell the Products and exploit the Technology and any Improvements and to meet or cause to be met the market demand for the Products and the use of the Technology and any Improvements.

11.4 Without limiting the generality of Article 11.3, the Licensee will undertake the following activities with respect to the Technology and Improvements:

(a)
for the period commencing on the Start Date and terminating on the earlier of (i) the date that is five (5) years from the Start Date; (ii) the date that immediately precedes the date on which the shares of the Licensee begin trading on a public stock exchange, or (ii) the date that all right, title and interest in and to the Technology and Improvements has been assigned to the Licensee in accordance with Article 14.3, provide to UBC a comprehensive written report every six (6) months during the term of this Agreement documenting the activities undertaken by the Licensee pursuant to Articles 11.3 and 11.4;

(b)
the Licensee shall use its best efforts to produce a prototype for continuous production of hydrogen at a rate sufficient to power a 0.5kW fuel cell or equivalent engine for four (4) hours at the end of eighteen (18) months or sooner;

(c)
the Licensee shall use its best efforts to produce a prototype for continuous production of hydrogen at a rate sufficient to power a 1.0kW fuel cell or equivalent engine for twenty-four (24) hours at the end of thirty-six (36) months or sooner;

(d)
the Licensee shall raise not less than $2,000,000.00 in equity investment in the Licensee within three (3) years of the anniversary date of this Agreement, with sixty percent (60%) of such funds to be spent in connection with the Technology in the first eighteen (18) months and the balance of such funds shall be spent in connection with the Technology in the following eighteen (18) months; and

(e)
in addition to the amounts required to be raised by paragraph 11.4(d), the Licensee shall raise a further equity investment of at least $5,000,000.00 within thirty-six (36) months of the date of this Agreement for use in connection with the Technology.

11.5 If UBC is of the view that the Licensee is in breach of Articles 11.3 or 11.4, UBC may give notice to the Licensee under Article 18.3. Within fifteen (15) days of receiving UBC's notice, the Licensee shall provide notice to UBC of its decision to either:

(a)	proceed with remedying the breach in accordance with Article 18.3;

(b)	dispute the breach ("Dispute") and refer the Dispute to mediation in accordance with Articles 11.6. The parties will then appoint a mutually acceptable mediator ("Mediator); or

(c)	accept the breach.

If the Licensee elects to proceed with remedying the breach, then the Licensee will be deemed to have waived any right to refer the matter to mediation in accordance with Article 11.6. If the Licensee either fails to make an election, or fails to respond to UBC, in accordance with this Article, then the Licensee will be deemed to have accepted the breach and UBC may terminate this Agreement.

11.6 Unless the parties agree otherwise, the following rules and procedures govern the conduct of the parties and the Mediator before and during the mediation of a Dispute:

(a)
within fifteen (15) days of the appointment of the Mediator, the Licensee will provide to the Mediator and UBC a written summary of its position and copies of all documents on which it intends to rely in presenting its position before the Mediator. On receiving the Licensee's summary and documents, UBC has fifteen (15) days to submit to the Licensee and the Mediator a summary of UBC's position along with the documents on which UBC intends to rely;

(b)
after each of the Licensee and UBC has provided its summary and documents under Article 11.6(a), but not more than sixty (60) days from the appointment of the Mediator, the parties agree to meet in the presence of the Mediator with a view to resolving the Dispute. The role of the Mediator will be to assist in negotiating a resolution of a Dispute and the Mediator will not make a decision that is binding on a party unless that party has so agreed in writing;

(c)	the mediation of a Dispute may be terminated by either party, by giving notice to the other party:

(i)	if the parties cannot agree on a mutually acceptable Mediator within fifteen (15) days from the Licensee electing to refer the Dispute to mediation under Article 11.5(b);

(ii)	if the other party fails to comply with its obligations under this Article 11.6; or

(iii)	if the parties cannot agree on a resolution of the Dispute within sixty (60) days from the appointment of the Mediator;

(d)	any information or documents disclosed by either party under this Article 11.6 must be kept confidential and must not be used except to attempt to resolve the Dispute; and

(e)	each party must bear its own costs of complying with this Article 11.6 and the parties must bear equally the costs of any Mediator engaged.

11.7 If the parties cannot agree on the resolution of the Dispute within sixty (60) days from the appointment of the Mediator, or if the mediation of the Dispute has been terminated under Article 11.6(c), then the Licensee will (counting from the end of the sixty (60) day period) have a further thirty (30) days to remedy the breach in accordance with Article 18.3(a). If the Licensee fails to remedy the breach within such thirty (30) day period then subject to Article 15.2, UBC may at its option, either terminate this Agreement or change this Agreement from an exclusive license to a non-exclusive license.

12.0 ACCOUNTING RECORDS:

12.1 The Licensee will maintain at its principal place of business, or another place as may be most convenient, separate accounts and records of all Revenues and Sublicensing Revenues and all business done in connection with the Technology or any Improvements. The accounts and records will be in sufficient detail to enable proper returns to be made under this Agreement and the Licensee will cause its sublicensees to keep similar accounts and records.

12.2 The Licensee will deliver to UBC on the date thirty (30) days after each and every Royalty Due Date, together with the royalty payable under this Agreement, the Accounting substantially in the form attached as Schedule "B" and a report on all Sublicensing activity, including an accounting statement setting out in detail how the amount of Sublicensing Revenue was determined and identifying each sublicensee and the location of the business of each sublicensee.

12.3 The calculation of royalties will be carried out in accordance with generally accepted Canadian accounting principles ("GAAP"), or the standards and principles adopted by the U.S. Financial Accounting Standards Board ("FASB") applied on a consistent basis.

12.4 The Licensee will retain the accounts and records referred to in Article 12.1 for at least six (6) years from when they were made and will permit any duly authorized representative of UBC to inspect or audit the accounts and records during normal business hours of the

Licensee at UBC's expense. The Licensee will provide to the representative all reasonable evidence as the representative deems necessary to verify the Accounting and will permit the representative to make copies of or extracts from the accounts, records and agreements at UBC's expense. If an inspection or audit of the Licensee's records by UBC shows an under-reporting or underpayment by the Licensee of any amount to UBC, by more than five percent (5%) for any twelve (12) month period, then the Licensee will reimburse UBC for the cost of the inspection or audit as well as pay to UBC any amount found due (including any interest) within thirty (30) days of notice by UBC to the Licensee.

12.5 During the term of this Agreement and after its expiry or termination UBC will use reasonable efforts to ensure that all information provided to UBC or its representatives under this Article remains confidential and is treated as confidential by UBC.

13.0 INSURANCE:

13.1 During the term of this Agreement, the Licensee will procure and maintain insurance (including public liability and commercial general liability insurance), as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.

13.2 Notwithstanding Article 13.1, one (1) month before the First Use of the Technology or any Improvement, the Licensee will give notice to UBC of the terms and amount of the product liability, public liability, and commercial general liability insurance and such other types of insurance which it has placed. This insurance will:

(a)	be placed with a reputable and financially secure insurance carrier;

(b)	include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds;

(c)	provide primary coverage regarding all activities under this Agreement;

(d)	include a waiver of subrogation against UBC, and a severability of interest and cross-liability clauses; and

(e)	provide that the policy cannot be cancelled or materially altered except on at least thirty (30) days' prior notice to UBC.

 13.3 UBC may from time to time require reasonable amendments to the terms or the amount of coverage contained in the Licensee's insurance policy. The Licensee will provide to UBC for its approval certificates of insurance evidencing the coverage seven (7) days before the First Use of the Technology. The Licensee will not:

(a)	allow the First Use of the Technology or any Improvement to occur before the certificate is provided and approved by UBC; or

(b)	sell any Product or allow any third party to use the Technology, at any time unless the insurance outlined in Article 13.3 is in effect.

13.4 The Licensee will also require each sublicensee to procure and maintain:

(a)
public liability and commercial general liability insurance and such other types of insurance as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business; and

(b)
in any event, one (1) month before the First Use of the Technology or any Improvement by the sublicensee, product liability, public liability and commercial general liability insurance in reasonable amounts, with a reputable and financially secure insurance carrier.

The Licensee will use its best efforts to ensure that all sublicensees' policies of insurance contain a waiver of subrogation against UBC, its Board of Governors, faculty, officers, employees, students and agents.

 13.5 During the Post Termination Period the Licensee will procure and maintain public liability and commercial general liability insurance which provides coverage in respect of claims made during the Post Termination Period. This insurance will:

(a)	be placed with a reputable and financial secure insurance carrier;

(b)	include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insured;

(c)	provide coverage for actions arising during the period commencing upon First Use of the Technology and expiring upon commencement of the Post Termination Period;

(d)	include a waiver of subrogation against UBC, and a severability of interest and cross-liability clauses; and

(e)	provide that the policy cannot be cancelled or materially altered except on at least thirty (30) days' prior notice to UBC.

14.0 ASSIGNMENT & CHANGE OF CONTROL:

14.1 The Licensee will not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of UBC, which consent will not be unreasonably withheld.

14.2 Subject to compliance with applicable securities laws, UBC will have the right to assign its rights, duties and obligations under this Agreement to a company of which it is the sole shareholder, or a society which it has incorporated or which has purposes which are consistent with the objectives of UBC, provided that UBC has also so assigned the Technology and any UBC Improvements to any such entity. If UBC makes such an assignment, the Licensee will release and discharge UBC from all obligations or covenants, provided that the company or society, as the case may be, signs a written agreement which provides that the company or society assumes all obligations or covenants from UBC and that the Licensee retains all rights granted to the Licensee under this Agreement.

14.3 UBC hereby grants to the Licensee the right to acquire all right, title and interest in and to the Technology and UBC Improvements for the sum of $1.00 upon the receipt by UBC of the aggregate amount of $11,500,000.00 on account of all monies received from:

(a)	the sale of shares in the Licensee, whether through the purchase by the Licensee or otherwise;

(b)	payment of royalties pursuant to Articles 5.1, 5.2, 5.3 and 5.4;

(c)	the Prepayment Amount paid pursuant to Article 5.9; and/or

(d)	the voluntary payment of cash by the Licensee to UBC.

Upon the Licensee's due exercise of its right to acquire all right, title and interest in and to the Technology and UBC Improvements under this Article 14.3, UBC shall assign such Technology and UBC Improvements to the Licensee and this Agreement shall terminate except that Articles 9.1,10.1,12.4 and 13.5 shall survive and continue in full force and effect.

14.4 In the event all right, title and interest in and to the Technology and UBC Improvements is assigned to the Licensee pursuant to Article 14.3:

(a)
the Licensee shall grant to UBC an irrevocable royalty-free license to the Technology and Improvements for the purposes of research, scholarly publication, educational and all other non-commercial uses; and

(b)	UBC shall immediately transfer all shares of the Licensee then owned by UBC, which have not been sold in accordance with this Agreement and accounted for under paragraph 14.3(a).

15.0 GOVERNING LAW:

15.1 This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement.

15.2 In the event of any dispute arising between the parties concerning this Agreement, its enforceability or the interpretation thereof, the same shall be settled by a single arbitrator appointed pursuant to the provisions of the Commercial Arbitration Act of British Columbia, or any successor legislation then in force. The place of arbitration shall be Vancouver, British Columbia. The language to be used in the arbitration proceedings shall be English. Notwithstanding the foregoing, either party may seek injunctive relief in respect of any dispute arising between the parties by way of court application at any time prior, during or after any arbitration proceeding.

16.0 NOTICES:

16.1All payments, reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

(a)	in writing; and

(b)
either by personal delivery or by registered or certified mail (with all postage and other charges prepaid) at the address for the receiving party as set out in Article 16.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 16.1 is deemed to have been received at the end of the fifth day after it is posted.

16.2 Addresses for delivery of notices:

If to UBC:<?xml:namespace prefix = o />	The Director
University - <?xml:namespace prefix = st1 />IndustryLiaisonOffice University of British Columbia #103 – 6190 Agronomy Road Vancouver, British Columbia V6T 1Z3
Telephone: (604) 822-8580 Fax: (604) 822-8589

If to the Licensee:	Dilbagh S. Gujral
Global Hydrofuel Technologies Inc. Suite 402 -750 West Pender Street Vancouver, British Columbia V6C 2T7
Telephone: (604) 688-0044 Fax:(604) 684-2439
<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

17.0 TERM:

17.1 The term of this Agreement starts on the Start Date and ends on the expiry or invalidity of the fast patent licensed under this Agreement, unless terminated earlier under Article 18.

18.0 TERMINATION OF AGREEMENT:

18.1 This Agreement automatically and immediately terminates without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose, is commenced by or against the Licensee and the same is not withdrawn or dismissed within forty-five (45) days of any such commencement.

18.2 UBC may, at its option, terminate this Agreement with immediate effect by giving notice to the Licensee if one or more of the following occurs:

(a)
the Licensee becomes insolvent, as evidenced, for example (without limitation) by the appointment of a receiver, a receiver manager, the issuance of financial statements which according to GAAP would render the Licensee insolvent, the termination of a majority of the Licensee's employees, the vacation of the Licensee's chief place of business or the Licensee ceasing or threatening to cease carrying on business;

(b)
any execution or other process of any court becomes enforceable against the Licensee, or if any similar process is levied on the rights under this Agreement or on any money due to UBC and is not released or satisfied by the Licensee within thirty (30) days from the process becoming enforceable or being levied;

(c)	any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee;

(d)	the Technology or any Improvements becomes subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee;

(e)	if the Licensee breaches any of Articles 4.1, 11.1 or 13.2; or

(f)
If any sublicensee of the Licensee is in breach of its sublicense with the Licensee and the Licensee does not take reasonable steps to cause the sublicensee to cure the breach within thirty (30) days of receipt of notice from UBC;

(g)
if the Licensee is in material breach of any other agreement between the Licensee and UBC and the breach has not been cured within the time provided for the curing of such breach under the terms of the other agreement.

 18.3 Other than as set out in Articles 18.1 and 18.2, either party may terminate this Agreement for any breach which is not remedied after providing the following notice to the party in breach:

(a)	thirty (30) days notice in the case of any breach which can reasonably be remedied within thirty (30) days of the delivery of such notice; or

(b)
if the breach cannot be remedied within thirty (30) days and the breach is not remedied within such further period as may be reasonably necessary, or within ninety (90) days after receipt of notice, whichever is sooner.

18.4 If this Agreement is terminated under Article 18.1 to 18.3, the Licensee will make all outstanding royalty payments to UBC as set out under Article 5, and UBC may proceed to enforce payment of all outstanding royalties or other monies owed to UBC and to exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of UBC. Within five (5) days of the Effective Termination Date, the Licensee will deliver to UBC all Technology and any Improvements in its possession or control and has no further right of any nature at all in the Technology or any Improvements. If the Licensee has not delivered up the Technology and any Improvements within five (5) days from the Effective Termination Date, UBC may immediately and without notice enter the. Licensee's premises and take possession of the Technology and any Improvements. The Licensee will pay all charges or expenses incurred by UBC in the enforcement of its rights or remedies against the Licensee under this Article 18.4, including without limitation UBC's legal fees and disbursements on an indemnity basis, unless this Agreement has been terminated by the Licensee pursuant to Article 18.3.

18.5 The Licensee and all sublicensees will cease to use the Technology or any Improvements in any manner at all or to manufacture or sell the Products within five (5) days from the Effective Termination Date. The Licensee will then deliver to UBC an accounting within thirty (30) days from the Effective Termination Date. The accounting will specify, in or on such terms as UBC may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Termination Date. UBC will instruct that the unsold Products be stored, destroyed or sold under its direction, provided this Agreement was terminated under Article 18.2 or 18.3. Without limitation, if this Agreement is terminated under Article 18.1, no Products will be sold without the prior written consent of UBC. The Licensee will continue to make royalty payments to UBC in the same manner specified in Article 5 on all Products that are sold in accordance with this Article 18.5, notwithstanding anything contained in, or any exercise of rights by UBC, under Article 18.4.

18.6 Notwithstanding the termination or expiry of this Agreement, Article 12 remains in full force and effect until six (6) years after:

(a)	all payments of royalty required to be made by the Licensee to UBC under this Agreement have been made by the Licensee to UBC; and

(b)	any other claim or claims of any nature or kind at all of UBC against the Licensee has been settled.

19.0 MISCELLANEOUS COVENANTS OF LICENSEE:

19.1 The Licensee represents and warrants to UBC that the Licensee is a corporation duly organized, existing and in good standing under the laws of British Columbia and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings. The Licensee covenants to remain as a corporation organized and existing under the laws of British Columbia or otherwise continued as a Canadian Federally incorporated company.

19.2 The Licensee will comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to the Technology and any Improvements and this Agreement.

19.3 Upon the presentation of itemized bills to the Licensee by UBC, the Licensee will pay all reasonable legal expenses and costs incurred by UBC regarding any consents and approvals required from UBC, including without limitation expenses and costs regarding UBC's review of any sublicenses to be granted by the Licensee.

19.4 The Licensee will pay all taxes and any related interest or penalty designated in any manner at all and imposed as a result of the existence or operation of this Agreement, including without limitation tax which the Licensee is required to withhold or deduct from payments to UBC. The Licensee will provide to UBC evidence as may be required by Canadian authorities to establish that the tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If UBC is required to collect a tax to be paid by the Licensee or any of its sublicensees, the Licensee will pay the tax to UBC on demand.

19.5 The obligation of the Licensee to make all payments under this Agreement is absolute and unconditional and is not, except as expressly set out in this Agreement, affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against UBC, or anyone else. for any reason at all.

19.6 All amounts due and owing to UBC by the Licensee pursuant to this Agreement shall be paid in Canadian currency without any reduction or deduction of any nature or kind at all and all amounts expressed in this Agreement shall be in Canadian currency. The Licensee will pay interest on all amounts due and owing to UBC under this Agreement but not paid by the Licensee on the due date, at the rate of one percent (1%) per month. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

19.7 The Licensee will not enter into any agreements with the United States Government or any other government in connection with the Technology or any Improvements licensed hereunder wherein such government would gain ownership of the Technology and/or Improvements, without the prior written consent of UBC.

20.0 MANAGEMENT OF CONFLICTS OF INTEREST:

20.1 The Licensee acknowledges that it is aware of UBC's Conflict of interest Policy #97, Patent and Licensing Policy #88 and Research Policy #87 (http://www.policy.ubc.ca), and that UBC may amend these policies or introduce new policies from time to time.

20.2 Save and except as expressly agreed in a Collaborative Research Agreement entered into between UBC and the Licensee, the parties agree:

(a)	the facilities and research programs of the Licensee will be conducted independently of all UBC facilities, faculty, students or staff; and

(b)	no students, post-doctoral fellows or other UBC staff will participate or be involved in the Licensee's research, projects or utilize its facilities.

21.0 MAINTENANCE AND TECHNICAL SUPPORT:

UBC shall be under no obligation to provide any maintenance or technical support to the Licensee or any sublicensees. The Licensee acknowledges and agrees that Chaklader is no longer an employee of UBC and therefore it is at his sole discretion to provide such maintenance or technical support for the Technology to the Licensee. Any maintenance or technical support provided by Chaklader shall be subject to a separate consulting agreement to be negotiated between Chaklader and the Licensee.

22.0 GENERAL:

22.1 The Licensee will permit UBC, during normal business hours, to enter any premises of the Licensee for the purpose of ascertaining whether or not this Agreement has been, is being, or will be complied with by the Licensee.

22.2 Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party's name to be used in any way not specifically authorized by this Agreement

22.3 Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

22.4 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times .regarding any terms of this Agreement operates as a waiver of that party's rights under this Agreement. A waiver of any term , or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

22.5 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

22.6 Headings in this Agreement are for reference only and do not form a part of this Agreement and are not be used in the interpretation of this Agreement.

22.7 All terms in this Agreement which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement's expiry or termination for any reason.

22.8 Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed from this Agreement and the balance of this Agreement will continue in full force and effect.

22.9 At the request of UBC or the Licensee, the non-requesting party shall obtain the execution of any agreement or instrument (including from its employees, agents, contractors, consultants or representatives) that may be required to consummate the transactions contemplated in this Agreement, including assigning any rights, waiving any rights or perfecting any rights in such party's name.

22.10 The Licensee acknowledges that the law firm of Richards Buell Sutton has acted solely for UBC in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

22.11 This Agreement sets out the entire understanding between the parties and no changes to this Agreement are binding unless signed in writing by the parties to this Agreement.

22.12 Time is of the essence of this Agreement.

22.13 In this Agreement, unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

    SIGNED BY THE PARTIES AS AN AGREEMENT on the 9 day of July, 2003 but effective as of the Start Date.
SIGNED FOR AND ON BEHALF of THE UNIVERSITY OF BRITISH COLUMBIA by its authorized signatories:
/s/ David P. Jones Authorized Signatory	David P. Jones Associate Director University-Industry Liaison
______________________ Authorized Signatory

THE CORPORATE SEAL of GLOBAL HYDROFUEL TECHNOLOGIES INC. Was hereunto affixed in the presence of:
/s/ James Matkin Authorized Signatory